Exhibit 5.5

July 31, 2006

SunGard Data Systems, Inc.

680 East Swedesford Road

Wayne, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as special Utah counsel to SunGard Expert Solutions Inc., a Utah corporation (the “Company”) and a subsidiary of SunGard Data Systems Inc. (“SunGard”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by SunGard, the Company and certain other subsidiary guarantors of SunGard (together with the Company, the “Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to certain of (i) SunGard’s 9 1/8% Senior Notes due 2013 (the “Senior Fixed Rate Notes”) and Senior Floating Rate Notes due 2013 (the “Senior Floating Rate Notes” and, together with the Senior Fixed Rate Notes, the “Senior Notes”) and the guarantees issued by the Guarantors with respect to the Senior Notes (the “Senior Guarantees”), and (ii) SunGard’s 10 1/4% Senior Subordinated Notes due 2015 (the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”) and the guarantees issued by the Guarantors with respect to the Senior Subordinated Notes (the “Senior Subordinated Guarantees” and, together with the Senior Guarantees, the “Guarantees”). The Senior Notes and the Senior Guarantees have been issued under an indenture dated as of August 11, 2005 (the “Senior Indenture”) among SunGard, Solar Capital Corp., a Delaware corporation which merged with and into SunGard (“Solar”), the Guarantors and The Bank of New York, as trustee (the “Trustee”), and the Senior Subordinated Notes and the Senior Subordinated Guarantees have been issued under an indenture dated as of August 11, 2005 (the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) among SunGard, Solar, the Guarantors and the Trustee.

For purposes of this letter, we have examined such questions of law as we have deemed necessary and appropriate and have also examined the following documents and instruments:

1. the Senior Indenture;

2. the Senior Subordinated Indenture;

3. the form of Global Notes (as defined in the Senior Indenture) representing the Senior Notes;

SunGard Data Systems, Inc.

July 31, 2006

4. the form of Global Notes (as defined in the Senior Subordinated Indenture) representing the Senior Subordinated Notes; and

5. the Guarantees whose terms are set forth in each of the Indentures.

The Indentures and the Guarantees are referred to collectively in this letter as the “Transaction Documents.”

We have further examined:

A.     A certified copy of the Articles of Incorporation of the Company, including (i) the Amended and Restated Articles of Incorporation as filed with the Utah Department of Commerce, Division of Corporations and Commercial Code (the “Division”) on February 18, 1999 (and reflecting the Company’s original name of “Sterling Wentworth Corporation”), and (ii) Articles of Amendment, as filed with the Division on December 11, 2000, changing the name of the Company from “Sterling Wentworth Corporation” to “SunGard Expert Solutions Inc.” (as amended, the “Articles”), and the Amended and Restated Bylaws of the Company, dated February 17, 1999 (as amended, the “Bylaws”);

B.     A Certificate of Existence issued by the Division as of July 31, 2006, with respect to the Company, indicating that as of such date the Company was in good standing in the State of Utah (the “Certificate of Existence”);

C.     The written consent of the Company’s Board of Directors, dated August 11, 2005, approving the Transaction Documents (the “Board Consent”);

D.     A Certificate executed by the Secretary of the Company, dated August 11, 2005 (the “Secretary’s Certificate”); and

E.     A Certificate executed by an officer of the Company, dated July 31, 2006 (the “Bring- Down Certificate”).

The opinions set forth in this letter, as they relate to specific documents, relate to the specified documents and do not extend to documents, agreements, or instruments referred to in those documents (even if incorporated therein by reference) that are not expressly identified in this letter as having been examined by us.

The Transaction Documents purport to be governed by and construed in accordance with the laws of the State of New York. The opinions expressed herein are based and are limited to the laws of the State of Utah. Although some of our partners or attorneys are admitted to practice law in states other than the State of Utah, we have made no independent investigation of the laws of any state other than the State of Utah, and we do not purport to express any opinion concerning the laws of any state other than the State of Utah.

SunGard Data Systems, Inc.

July 31, 2006

Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, it is our opinion that:

1.     The Company is a corporation validly existing and in good standing under the laws of the State of Utah.

2.     The execution and delivery (or issuance as the case may be) and performance of each of the Transaction Documents to which the Company is a party have been duly authorized by the Company, and each such Transaction Document has been duly executed and delivered (or issued, as the case may be) by the Company. The Company has the corporate power to own, pledge, mortgage and operate its properties, to lease any properties it operates under lease, and to execute and deliver (or issue, as the case may be) and perform its obligations under, each of the Transaction Documents to which it is a party.

3.     Neither the execution and delivery (or issuance, as the case may be) by the Company of the Transaction Documents to which it is a party, nor the performance by the Company of its obligations thereunder in accordance with the terms thereof: (i) violates any provision of the Company’s Articles or Bylaws; (ii) violates any Utah laws or regulations applicable to the Company or any order known to us issued pursuant to any Utah statute by any court or governmental agency or body having jurisdiction over the Company or any of its properties; or (iii) requires the consent or approval of, or any filing or registration with, any State of Utah governmental authority or, to our knowledge, any Utah court other than those which have been obtained.

In rendering the foregoing opinions, we have assumed, with your consent:

(a)     The genuineness of the signatures not witnessed;

(b)     The authenticity of documents submitted as originals and the conformity to originals of documents submitted as copies;

(c)     The legal capacity of all natural persons who executed the Transaction Documents, the Secretary’s Certificate, and the Bring-Down Certificate;

(d)     The Articles as filed with the Division are the actual and current articles of incorporation of the Company, and none of the Articles, Bylaws or the Board Consent have been amended, modified, rescinded or superseded; and

(e)     The Transaction Documents accurately describe and contain the understandings of each and every party thereto, and there are no oral or written statements or agreements by any of the parties to the Transaction Documents that modify, amend, or vary, or purport to modify, amend, or vary, any of the terms of the Transaction Documents.

SunGard Data Systems, Inc.

July 31, 2006

The opinions set forth above are subject to the following qualifications, comments and limitations:

(i)     This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. The opinions expressed in this letter are based upon the law in effect, and factual matters as they exist, on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by any legislative action, judicial decision or otherwise.

(ii)     To the extent that the any of the Transaction Documents are incomplete, contain blanks, or refer to other agreements or documents, we express no opinion as to what effect, if any, such incomplete matters, blanks, or other items may have on the matters covered by this letter. In addition, to the extent that the Transaction Documents refer to or incorporate by reference any other document or item, we express no opinion as to such other document or item or as to the effect, if any, such reference or incorporations by reference may have on the matters covered by this letter.

(iii)     We express no opinion (a) on the accuracy of any representation or warranty or the accuracy of any calculations, descriptions, or facts in the Transaction Documents or in any exhibit or schedule thereto or in any document referenced therein or related thereto; (b) regarding the content or adequacy of disclosures with respect to the Transaction Documents and the transactions contemplated thereby; (c) as to compliance with any federal or state securities laws or regulations; (d) as to the tax or accounting effects of, or the characterization of, the Transaction Documents or the transactions contemplated thereby; or (e) as to any disclosure or reporting obligations of the Company or any of the Other Parities and their respective participants, agents, successors and assigns with respect to the transactions contemplated by the Transaction Documents.

(iv)     Our opinion at Paragraph 1 is based solely upon the Certificate of Existence.

(v)      Our opinion at Paragraph 2 is based solely upon our review of the Articles, Bylaws, the Board Consent, the Secretary’s Certificate and the Bring-Down Certificate.

(vi)     The phrases “to our knowledge” and “known to us” appearing in the opinion set forth in Paragraph 3 means that the attorneys in our firm who have performed substantive services for the Company in connection with the Transaction Documents have not during the course of such representation received actual knowledge of any information which is contrary to the matters set forth in such opinion. We have made no inquiry outside such attorneys and have undertaken no independent inquiry of facts except as set forth herein and except to obtain the Secretary’s Certificate. We also note that our representation of the Company has been limited to specific transactions and that there may exist facts material hereto of which we have no knowledge.

SunGard Data Systems, Inc.

July 31, 2006

(vii)     Our opinion set forth in Paragraph 3, insofar as the matters set forth in such opinion concern Utah courts, is based solely upon our review of the results of an electronic search of the records available from: (1) Utah Courts Information Xchange for the Utah Third District Court, and (2) the U.S. District Court PACER for the District of Utah, which include certain appellate, bankruptcy and civil filings. Such search was conducted solely with respect to the name “SunGard Expert Solutions Inc.” for the period between December 16, 1999 and July 28, 2006.

This Opinion Letter is rendered solely to SunGard, and its permitted successors and assigns, and solely in connection with the Transaction Documents and the transactions contemplated thereby, and may not be relied upon by SunGard, its successors and assigns, or by any other person for any other purpose; provided, however, that this opinion may be relied upon by Simpson Thacher & Bartlett LLP in connection with the Transaction Documents and the transactions contemplated thereby. This opinion letter is not to be referred to, or quoted in, any document, report, or financial statement or filed with, or delivered to, any governmental agency or any other person or entity without our prior written consent; except that we consent to the filing of this opinion letter as Exhibit 5.5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

SNELL & WILMER L.L.P.